Exhibit 10.1

RETENTION AND SEVERANCE AGREEMENT

This Retention and Severance Agreement (this “Agreement”) is entered into this 18th day of April, 2008, between Bimini Capital Management, Inc. (the “Company”) and G. Hunter Haas, IV (the “Executive”) (collectively, the “Parties”).

WHEREAS, Executive currently serves as Executive Vice President, Chief Investment Officer, Interim Chief Financial Officer and Treasurer of the Company; and

WHEREAS, the retention of Executive during the term of this Agreement is critical to fulfilling the objectives of the Company and ensuring the ongoing continuity of other key personnel; and

WHEREAS, the Parties mutually desire to enter into this Agreement for the mutual benefit of the Parties so as to incentivize the Executive to remain in the employ of the Company throughout the term of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter set forth, it is agreed by the Parties as follows:

1.
Provided that (i) Executive has not voluntarily resigned his employment with the Company prior to December 15, 2008, and (ii) the Company has not terminated Executive’s employment with the Company prior to December 15, 2008, for Cause (as defined below) or due to Executive’s death or incapacitation, the Company shall pay Executive a lump-sum cash bonus on December 15, 2008, in an amount not less than $100,000, less applicable withholding taxes (such lump-sum cash bonus being referred to herein as, the “December Bonus”).

2.
Provided that (i) Executive has not voluntarily resigned his employment with the Company prior to January 15, 2009, and (ii) the Company has not terminated Executive’s employment with the Company prior to January 15, 2009, for Cause (as defined below) or due to Executive’s death or incapacitation, the Company shall pay Executive a lump-sum cash bonus on January 15, 2009, in an amount not less than $100,000, less applicable withholding taxes (such lump-sum cash bonus being referred to herein as, the “January Bonus,” and together with the December Bonus, collectively, the “Minimum Retention Bonus”).

3.
The Minimum Retention Bonus may be increased, but not decreased, in the discretion of the Compensation Committee of the Board of Directors of the Company.  Except as otherwise explicitly set forth herein, any unpaid portion of the Minimum Retention Bonus shall become immediately due and payable if the Company terminates Executive’s employment with the Company for any reason other than for Cause (as defined below).  For purposes of this Agreement, “Cause” shall mean any (i) fraud, gross negligence, or willful or criminal misconduct by Executive involving the Company or any of its subsidiaries or affiliates, (ii) failure by Executive to substantially perform within a reasonable time frame the duties properly assigned to Executive, or (iii) repeated failure by Executive to adhere to the Company’s policies and practices.

4.
Upon a termination of Executive’s employment by the Company for Cause or due to Executive’s death or incapacitation, Executive shall be deemed to have forfeited any unpaid portion of the Minimum Retention Bonus.  The foregoing notwithstanding, the Company expressly reserves its rights to pursue any remedies available at law or in equity upon a termination of Executive’s employment for Cause.

5.
If the Company terminates Executive’s employment for any reason other than Cause prior to January 15, 2009, any unpaid portion of the Minimum Retention Bonus shall only be payable if Executive executes a general release of all claims that Executive has or may have against the Company relating to events occurring at or prior to the termination of Executive’s employment, and such general release has become effective and irrevocable following the expiration of any statutory waiting periods.

6.	This Agreement shall be governed by and construed in accordance with the internal substantive laws, without reference to the choice of law rules, of the State of Florida.

7.	EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING BETWEEN THE PARTIES CONCERNING THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT.

8.
This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any and all prior or contemporaneous oral or written agreements between the Parties relating to such subject matter. This Agreement may be amended or modified only by an agreement in writing signed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

/s/ G. Hunter Haas, IV
G. Hunter Haas, IV

BIMINI CAPITAL MANAGEMENT, INC.

By:  /s/ Robert E. Cauley
     Name:  Robert E. Cauley
     Title:  President & Chief Executive Officer